EXHIBIT 35.6

Prudential Asset Resources Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500, Dallas TX 75201 Tel 214 777-4500 A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Commercial Mortgage Servicing,
MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: WFRBS 2012-C6 Asset Manager

RE:	Multifamily Mortgage Pass-Through Certificates: Series WFRBS 2012-C6 Period: January 1, 2013 to December 31, 2013

Annual Compliance Statement

I, Hal Collet, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Sub-Servicer under the Sub-Servicing Agreement, (the "Agreement") dated as of February 1, 2012 pertaining to the above-referenced certificates, that:

(i)        a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the relevant period has been made under my supervision, and

(ii)       to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the relevant period, and

(iii)      to the best of my knowledge, based on such review, the Company has fulfilled its obligations under its sub-servicing agreement in all material respects, and

(iv)      the Company has maintained an effective internal control system over the servicing of mortgage loans including the Loans serviced by the Company, and

(v)       the Company has not received any notice regarding qualification, or challenging the status of the Lower Tier REMIC or the Upper Tier REMIC as a REMIC, from the IRS or any other governmental agency or body.

Effective as of March 12, 2014

/s/ Hal Collett
Hal Collett
President and Managing Director
Prudential Asset Resources, Inc.